EXHIBIT 23.2

MUTNICK & ASSOCIATES
Certified Public Accountants
[LETTERHEAD]

                          CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of this Amendment 10 to Form SB-2 being filed under the Securities Act of 1933 by Andean Development Corporation, of our report dated March 29, 1996 except for Note 15, to which the date is September 26, 1996, relating to our examination of the supplemental consolidated financial statements of Andean Development Corporation and subsidiaries, as at December 31, 1995 and for each of the two years in the period ended
December 31, 1995 appearing in the prospectus. We also consent to the reference to our firm appearing under the caption "Experts" in the Prospectus.

                                                  MUTNICK & ASSOCIATES, P.A.
                                                Certified Public Accountants

Pembroke Pines, Florida
September 26, 1996